Exhibit 10.1

EXECUTION VERSION

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is dated as of May 27, 2019 and is between Lord Central Opportunity V Limited, a company incorporated under the laws of the British Virgin Islands (“Holder”), and SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, reference is made to (i) that certain Security Agreement dated May 8, 2017 entered into between Sun Wise (UK) Co., Ltd (“SWUK”) as pledgor, and Holder (in its capacity as the security agent) as pledgee (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”); (ii) that certain Facility Agreement dated May 8, 2017 entered into between SWUK as borrower, Sun Wise Oriented (HK) Co., Limited (“SWHK”) as offshore guarantor and PA Eminent Opportunity VI Limited as lender (the “Senior Lender”) (as amended, modified, restated and/or supplemented from time to time, the “Facility Agreement”); (iii) that certain Investment Agreement dated May 8, 2017 entered into between SWUK as the company, SWHK as ordinary shareholder, Mr. Wang Yonghong (“WYH”) and China Huarong International Holdings Limited as investor (the “Junior Investor”) (as amended, modified, restated and/or supplemented from time to time, the “Investment Agreement”); and (iv) the Intercreditor Deed dated May 8, 2017 entered into between Holder (in its capacity as the security agent), the Senior Lender, the Junior Investor, SWUK as borrower, and WYH and Zhonghong Zhuoye Group Co. Ltd. as guarantors (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement” and, together with the Security Agreement, the Facility Agreement and the Investment Agreement, the “Facility Documentation”);

WHEREAS, pursuant the occurrence of an Event of Default (as defined in the Security Agreement), Holder has exercised its rights to foreclose on the shares of common stock, par value $0.01 per share, of the Company (such shares of common stock, the “Common Stock”) constituting the Collateral (as defined in the Security Agreement);

WHEREAS, Holder desires to sell, and the Company has determined to repurchase, 5,615,874 shares of the Common Stock presently held by Holder (the “Repurchased Shares”) at a price per share equal to $26.71 (such repurchase, the “Repurchase”);

WHEREAS, Holder, Hill Path Capital LP and certain parties named therein are concurrently with the execution of this Agreement entering into a stock purchase agreement for the purchase of such number of shares of Common Stock which, together with the Repurchased Shares, constitute substantially all of the Collateral (the “Hill Path Transaction”);

WHEREAS, the board of directors of Company (the “Board”) has formed a special committee of the Board (the “Special Committee”) comprised solely of disinterested, independent directors, and the Special Committee has received and reviewed all information it deemed necessary or appropriate in considering the Repurchase;

WHEREAS, the Special Committee has concluded that it is in the best interests of the Company to enter into the Repurchase in accordance with this Agreement, and has approved the Repurchase and related transactions that may be required in connection with the Repurchase; and

WHEREAS, pursuant to the Consent Letter, dated as of the date hereof, from the Company to Holder and attached hereto as Exhibit A (the “Consent Letter”), the Company has, subject to the terms and conditions set forth therein, waived the transfer restrictions under clause (c) of the section entitled “Transfer Restrictions” in Exhibit A to the Letter Agreement, dated May 3, 2019, between Holder and the Company and consented to the consummation of the Hill Path Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.
SALE AND REPURCHASE OF SHARES

Repurchase.

  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Holder shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from Holder, the Repurchased Shares.  The purchase price for each Repurchased Share shall be $149,999,995  (the “Purchase Price”).

Closing.

  Subject to the satisfaction or waiver of all conditions set forth in Section 1.3, unless another date is mutually agreed by the Company and Holder, the closing of the Repurchase (the “Closing”) will take place on May 30, 2019 or if such day is not a business day in New York, New York or Hong Kong, the next business day (the date the Closing occurs, the “Closing Date”).  At the Closing, (a) Holder shall deliver or cause to be delivered to the Company all of Holder’s right, title and interest in and to the Repurchased Shares, together with all documentation reasonably necessary to transfer to the Company Holder’s right, title and interest in and to the Repurchased Shares and (b) the Company shall pay to Holder the aggregate Purchase Price in respect of the Repurchased Shares, in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Holder to the Company.

Conditions.

(a)The obligations of the Company to consummate the Repurchase and to effectuate the Closing are subject to the conditions that the representations and warranties of Holder set forth in Article II shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)The obligations of Holder to consummate the Repurchase and to effectuate the Closing are subject to the condition that the representations and warranties of the Company set forth in Article III shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

Article II.
REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder hereby makes the following representations and warranties to the Company.

Power; Authorization and Enforceability.

(a)Holder is duly organized and validly existing under the laws of its jurisdiction of formation and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by it of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b)This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

No Conflicts.

  The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which it is a party; (ii) its organizational documents; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of itself, except, in each case, as would not reasonably be expected to have a material adverse effect upon its ability to consummate the Repurchase and perform its obligations under this Agreement.

Title to Shares.

Section 1.1

  It is the sole legal and record owner of the Repurchased Shares to be sold hereunder.  Upon delivery to the Company of the Repurchased Shares to be sold by itself to Company, against payment made pursuant to this Agreement, valid title to the Repurchased Shares, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Company.  Except as set forth in this Agreement, the Facility Documentation, the Registration Rights Agreement, dated March 24, 2017, between the Company and SWUK or the Letter Agreement, dated May 3, 2019, between the Company and Holder, there are (i) no other options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Holder or any of its affiliates are a party with respect to the Repurchased Shares or (ii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the Repurchased Shares, including with respect to the voting, issuance, purchase, redemption, registration, repurchase, transfer or other disposition of the Repurchased Shares.

Receipt of Information.

  It has received all the information it considers necessary or appropriate for deciding whether to dispose of its Repurchased Shares.  It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchased Shares and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.  It has not received, or is not relying on, any representations or warranties from the Company, other than as provided herein.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Holder.

Power; Authorization and Enforceability.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

(b)This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

No Conflicts.

  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not and will not constitute or result in a breach, violation or default under: (i) any agreement or instrument, whether written or oral, express or implied, to which the Company is a party; (ii) the Company’s certificate of incorporation or bylaws; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company, except, in each case, as would not reasonably be expected to have a material adverse effect upon the ability of Company to consummate the Repurchase and perform its obligations under this Agreement.

Section 3.3Financing.  The Company has, or will have at the Closing, sufficient cash in immediately available funds to enable it to make payment of the Purchase Price and any other amounts required to be paid by it hereunder.  As of the date hereof, each of the Company’s or its subsidiaries’ financing facilities intended to be used to fund the Purchase Price (the “Financing Facilities”) is in full force and effect and is a legal, binding obligation of the Company or such subsidiary, as applicable.  There are sufficient commitments under the Financing Facilities available as of the date hereof, together with available cash of the Company and its subsidiaries, to fund the Purchase Price and the proceeds of any drawdown under the Financing Facilities are permitted to be applied towards the funding of the Purchase Price. The Company has not taken any steps that, and as of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would (i) constitute a default or breach under the Financing Facilities on the part of the Company or any of its subsidiaries or, to the knowledge of the Company, any other parties thereto, (ii) permit the respective lenders thereunder to, in accordance with the respective terms and conditions thereof, not fund on or prior to the Closing Date or (iii) otherwise result in an amount, together with available cash of the Company and its subsidiaries, at least equal to the Purchase Price not being available under the Financing Facilities.  The Company has satisfied (or will, by the Closing Date, have satisfied), or obtained a waiver of (or will, by the Closing Date, have obtained a waiver of), all conditions and covenants applicable to the Company to draw down the funds required to be drawn under its Financing Facilities in order to enable it to make payment of the Purchase Price, and has issued (or will, by no later than the minimum notice period for requesting funding permitted under the Financing Facilities in order to be in a position to apply the proceeds of such funding towards the Purchase Price no later than the Closing Date, issue) an irrevocable draw-down request under its Financing Facilities in an amount which, together with available cash of the Company and its subsidiaries, is at least equal to the Purchase Price and any other amounts required to perform its obligations and to consummate the transactions contemplated by this Agreement.

Section 3.4Consent and Waiver. Pursuant to the Consent Letter, the Company has, subject to the terms and conditions set forth therein, waived the transfer restrictions under clause (c) of the section entitled “Transfer Restrictions” in Exhibit A to the Letter Agreement, dated May 3, 2019, between Holder and the Company and consented to the consummation of the Hill Path Transaction.  Each of the Stockholders Agreement, Registration Rights Agreement and Amended and Restated Undertaking Agreement attached to the Consent Letter as Exhibits C, D and E thereto have been duly executed and delivered by the Company and, to the knowledge of the Company, the other parties thereto, and, prior to the Closing, the Company shall not amend, rescind, terminate, waive or otherwise modify the Consent Letter or the Stockholders Agreement, Registration Rights Agreement and Amended and Restated Undertaking Agreement, without the prior written consent of the Holder, which consent may be withheld, delayed or conditioned by the Holder in its sole discretion.

Article IV.
MISCELLANEOUS PROVISIONS

Survival.

  The representations and warranties of the parties hereto contained herein shall survive until 60 days after the expiration of the applicable statute of limitations, the covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing (except for any covenant or agreement of the parties that by its express terms contemplates performance after the Closing) and all rights, claims and causes of action (whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any laws or otherwise and whether by or through attempted piercing of the corporate veil) with respect to such representations, warranties, covenants and agreements shall terminate at the Closing.

Notice.

  All notices, requests, certificates and other communications to any party hereunder shall be in writing and given to each other party hereto and shall be deemed given or made: (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three business days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.2).

If delivered to the Company, to:

SeaWorld Entertainment, Inc.

9205 South Park Center Loop,

Suite 400 Orlando, Florida 32819

Attention: G. Anthony (Tony) Taylor, Esq.

Facsimile No.: (407) 226-5039

if to Holder, to:

Lord Central Opportunity V Limited

Commence Chambers, P.O. Box 2208

Road Town, Tortola

British Virgin Islands

Attention: Jon Robert Lewis

Email Address: jlewis@pag.com

Facsimile: +1 284 494 2889 / +852 2918 0881

With a copy to:

15/F, AIA Central,

One Connaught Road Central,

Hong Kong

Attention:  Jon Robert Lewis

With a copy (not constituting notice) to:

Goodwin Procter LLP

28/F One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Yash Rana

Email: YRana@goodwinlaw.com

Facsimile: +852 2801 5515

Entire Agreement.

  This Agreement and the other documents and agreements executed in connection with the Repurchase shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Assignment; Binding Agreement.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 4.4 shall be null and void.

Counterparts.

  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 4.5.

Governing Law; Waiver of Jury Trial.

  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 4.7Specific Performance.   The parties hereto hereby agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

No Third Party Beneficiaries or Other Rights.

  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

Amendments; Waivers.

  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.10Interpretation.  Titles and headings to Sections and Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The references herein to Sections and Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Further Assurances.

Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Severability.

  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 4.13Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

COMPANY:

SEAWORLD ENTERTAINMENT, INC.

By:/s/ Gustavo Antorcha
Name:  Gustavo (Gus) Antorcha
Title:  Chief Executive Officer

HOLDER:

LORD CENTRAL OPPORTUNITY V LIMITED

By:/s/ Jon Robert Lewis
Name:  Jon Robert Lewis
Title:  Authorized Signatory

[Signature Page to Share Repurchase Agreement]